Troika Media Group Inc. Reports Revenue of $58.7 million and $117.7 million, for the Three and Six Months Ended June 30, 2023

New York, New York - October 20, 2023 — Troika Media Group, Inc. (Nasdaq: TRKA) ("TMG"), a consumer engagement and customer acquisition group, today announced financial results for the quarter ended June 30, 2023. TMG is a professional services company that architects and builds enterprise value in consumer brands to generate scalable, performance-driven revenue growth. The Company delivers three solutions pillars: TMG CREATES brands and experiences and CONNECTS consumers through emerging technology products and ecosystems to deliver PERFORMANCE based measurable business outcomes.
Results for the three and six months ended June 30, 2023, compared to the three and six months ended June 30, 2022 (in thousands):

	Three months ended				Six months ended
	June 30,				June 30,
	2023	2022	Change ($)	Change (%)	2023	2022	Change ($)	Change (%)

Revenue	$58,689	$85,381	$(26,692)	(31)%	$117,727	$101,067	$16,660	16%
Gross profit	$5,743	$17,412	$(11,669)	(67)%	$14,498	$21,360	$(6,862)	(32)%
Net loss	$(12,262)	$(18,056)	$5,794	32%	$(20,162)	$(32,444)	$12,282	(38)%
EBITDA	$(6,726)	$(13,046)	$6,320	48%	$(9,087)	$(26,872)	$17,785	(66)%
Adjusted EBITDA	$(816)	$6,602	$(7,418)	(112)%	$1,385	$6,255	$(4,870)	(78)%

Financial Results for TMG
Revenue
Revenues for the three months ended June 30, 2023, were approximately $58.7 million, a decrease of approximately $26.7 million from the comparable prior year period. The decreases in revenue were primarily the result of decreased spending by the Company’s insurance clients within the managed services revenue stream. The decrease in performance solutions revenue was largely driven by decreased media spend and declines in response rates to media campaigns related to legal services and home services clients, compared to the prior year period. The decrease is also attributable to the absence in other revenues of $5.2 million related to the legacy Troika and Mission businesses.

Revenues for the six months ended June 30, 2023, were approximately $117.7 million, an increase of approximately $16.7 million as compared to the prior year period. The net increases in managed services and performance solutions revenue were driven primarily by the timing of the Converge Acquisition on March 21, 2022, in the prior year period. The increases were partially offset by decreased reimbursable revenue in our managed services revenue stream generated by our insurance sector customers, coupled with the absence in other revenues of $10.8 million related to the legacy Troika and Mission entities.

During the three and six month periods, client retention has not been an issue and management believes future revenues could increase if budget and inflationary pressures become more favorable.

Gross Profit

For the three months ended June 30, 2023, gross profit was $5.7 million, a decrease of $11.7 million as compared to the prior year period. For the six months ended June 30, 2023, gross profit decreased $6.9 million to $14.5 million as compared to the prior year period. The gross profit declines are primarily attributable to the disproportionate revenue and costs associated with the performance solutions revenue stream in the legal and home services sectors. The Company faced increased competition to acquire leads on a cost per lead basis and reduced response rates to certain media campaigns, which resulted in decreased revenue. The decrease in margin related to managed services was less impactful despite the significant decrease in managed services revenue during the three and six month periods, due to the proportion of revenue generated that is largely reimbursable costs. The absence of gross profit on the legacy Troika businesses also had an impact in the current year periods.

Selling, general, and administrative costs

For the three months ended June 30, 2023, selling, general, and administrative expenses decreased approximately $1.9 million, to $12.1 million, as compared to the prior year period. The decrease in selling, general, and administrative expenses was primarily driven by a decrease in personnel costs of approximately $2.1 million, a decrease in miscellaneous selling, general, and administrative expenses of approximately $1.1 million, a decrease in travel and entertainment costs of approximately $0.2 million, a decrease in information technology costs of approximately $0.1 million, and a decrease in facilities and occupancy costs of approximately $0.1 million. These decreases were offset by an increase in professional fees of approximately $1.4 million and an increase in public company costs of approximately $0.3 million.

For the six months ended June 30, 2023, selling, general, and administrative expenses decreased approximately $8.1 million, to $23.1 million, as compared to the prior year period. The decrease in selling, general, and administrative expenses was primarily driven by decreases from the prior year period in personnel costs of approximately $10.0 million, decrease in miscellaneous selling, general, and administrative costs of approximately $1.0 million, and a decrease in travel and entertainment costs of approximately $0.2 million. These decreases were offset by an increase from the prior period in professional fees of approximately $2.1 million and an increase in public company costs of approximately $0.9 million, and an increase in office expenses of $0.1 million.

Selling, general, and administrative expenses during the three and six months ended June 30, 2023, contained certain non-recurring, one-time costs associated with the Company's efforts in reducing its debt service and stabilizing its capital structure of $6.7 million and $9.7 million, respectively. These amounts were included in the adjusted EBITDA calculation below.

Financing Matters

As has been previously reported, the Company agreed with its senior lender, Blue Torch, to undertake a process with an investment banker to facilitate the repayment of Blue Torch’s debt in full either through an acquisition or disposition involving the Company, a refinance of Blue Torch’s debt, or some combination thereof (a “Potential Transaction”). As a result, the Company engaged Jefferies LLC (“Jefferies”), a leading global full-service investment banking and capital markets firm, in December 2022 and the Board formed a Special Committee to, among other things, oversee a Potential Transaction. To date, no agreement for a Potential Transaction has been reached, and the Company is pursuing a long-term amendment of the Financing Agreement with Blue Torch. The current waivers with Blue Torch expire on October 20, 2023, subject to potential extension if a definitive written agreement is delivered on or prior to October 20, 2023, providing for cash repayment in full of all obligations owed to Blue Torch or which is otherwise acceptable to Blue Torch. There can be no assurance that the Company will be able to execute a Potential Transaction or reach agreement with Blue Torch by such date. If necessary, the Company will request additional waivers and extensions of the expiration date of the waivers from Blue Torch, but there can be no assurance that Blue Torch will agree to any requested waivers or extensions. The Company is currently in negotiations to extend that date.

The issues with the Company’s capital structure and the costs of the Blue Torch debt have materially impacted the liquidity of the Company and have negatively impacted the performance of the business given the Company’s limited ability to invest in the business and the material amounts of time management has spent on the restructuring process. Pursuant to current projections of the Company’s cash flow, the Company would fail to have enough cash to continue to fund operations for the next twelve months. Thus, management has concluded that there is substantial doubt that the Company will continue as a going concern.

Adjusted EBITDA

Adjusted EBITDA of negative $0.8 million for the three months ended June 30, 2023, decreased by approximately $7.4 million as compared with the prior year period Adjusted EBITDA of $6.6 million. The decrease of $7.4 million is primarily attributable to the decrease in gross profit of $14.5 million. The Company improved its operating loss and net loss by $5.3 million and $5.8 million, respectively, in the current period. These improvements are offset by the absence of one-time charges related to acquisition activities in the prior year period.

Adjusted EBITDA of $1.4 million for the six months ended June 30, 2023, decreased by $4.9 million from $6.3 million in the prior year period. The decrease of $4.9 million is primarily attributable to a decrease in gross profit of $6.9 million. The Company improved its operating loss and net loss by $14.5 million and $12.3 million, respectively, in the current period. These improvements are offset by the decrease in restructuring activities, coupled with the absence of prior year period impairment charges, and partial liquidated damages costs incurred.

About Troika Media Group

TMG is a consumer engagement and customer acquisition consulting and solutions group based in New York. We deliver resilient brand equity, amplifying brands through emerging technology to deliver performance driven business growth. TMG’s expertise is in large consumer sectors including Insurance, Financial Services, Home Improvement, Residential Services, Legal, Professional Services, Media and Entertainment. For more information, visit www.thetmgrp.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by our management team and you should not consider them in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define EBITDA as net income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) interest expense, and (iii) tax expense.

We define Adjusted EBITDA as EBITDA before (i) share-based compensation expense or benefit, (ii) restructuring charges or credits, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses and associated settlements, and (v) certain other non-recurring or non-cash items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of our business and the Company on a consolidated basis. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and gross margin as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted EBITDA should be used as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. For a reconciliation of net (loss) income to Adjusted EBITDA, please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements about future growth and growth rates and other information regarding future performance and strategies and appear throughout this press release. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Company disclaims any obligation to update any forward-looking statements contained herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Investor Relations Contact:

Investor Relations
Troika Media Group, Inc.
investorrelations@troikamedia.com

Troika Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$58,689,147	$85,381,703	$117,727,485	$101,066,703
Cost of revenue	52,945,735	67,969,498	103,229,453	79,707,498
Gross profit	5,743,412	17,412,205	14,498,032	21,359,205

Operating expenses:
Selling, general and administrative expenses	12,114,352	13,991,857	23,051,346	31,174,857
Depreciation and amortization	2,065,753	2,267,780	4,129,048	2,696,780
Restructuring and other related charges	(324,907)	5,590,932	(98,584)	5,590,932
Impairment and other losses (gains), net	—	8,937,677	—	8,937,677
Total operating expenses	13,855,198	30,788,246	27,081,810	48,400,246
Operating loss	(8,111,786)	(13,376,041)	(12,583,778)	(27,041,041)
Other income (expense):
Interest expense	(3,449,052)	(2,796,367)	(6,889,708)	(2,896,367)
Miscellaneous expense	(680,087)	(1,937,673)	(632,199)	(2,527,673)
Total other expense	(4,129,139)	(4,734,040)	(7,521,907)	(5,424,040)
Loss from operations before income taxes	(12,240,925)	(18,110,081)	(20,105,685)	(32,465,081)
Income tax (expense) benefit	(21,030)	54,075	(57,000)	21,075
Net loss	(12,261,955)	(18,056,006)	(20,162,685)	(32,444,006)
Foreign currency translation adjustment	—	(605,438)	—	(569,438)
Comprehensive loss	$(12,261,955)	$(18,661,444)	$(20,162,685)	$(33,013,444)

Troika Media Group, Inc.
Adjusted EBITDA Non-GAAP Measure
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net loss	$(12,261,955)	$(18,056,006)	$(20,162,685)	$(32,444,006)
Depreciation and amortization	2,065,753	2,267,780	4,129,048	2,696,780
Interest expense	3,449,052	2,796,367	6,889,708	2,896,367
Income tax expense (benefit)	21,030	(54,075)	57,000	(21,075)
EBITDA	(6,726,120)	(13,045,934)	(9,086,929)	(26,871,934)
Stock-based compensation expense	330,580	1,184,000	877,778	13,300,534
Non-recurring expenses related to debt financing matters (1)	5,777,344	—	9,256,168	—
Restructuring and other related charges	(324,907)	5,590,932	(98,584)	5,590,932
Non-recurring expenses related to equity matters (2)	72,888	—	155,159	—
Related acquisition & related professional costs	—	320,000	—	1,683,000
Impairments and other (gains) losses, net	—	8,937,677	—	8,937,677
Partial liquidated damages expense	—	3,615,000	227,400	3,615,000
Reverse stock split charges	53,744	—	53,744	—
Adjusted EBITDA	$(816,471)	$6,601,675	$1,384,736	$6,255,209

1)	Costs primarily relate to Blue Torch financing matters. Costs are recorded in selling, general, and administration expenses.
2)	Costs primarily relate to the Preferred Series E equity matters.

The following is a description of the adjustments to net loss in arriving at adjusted EBITDA as described in this earnings release:

▪Interest Expense.
▪Income Tax Expense.
▪Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
▪Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
▪Related acquisition and related professional costs. This adjustment eliminates costs related to acquisitions in all periods.
▪Restructuring charges. This adjustment includes costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions
▪Stock based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Troika Media Group Stock Plan.
▪Partial liquidated damages expense related to the Series E Pipe